UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): April 4, 2005

LENNOX INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-15149 (Commission File Number)	42-0991521 (IRS Employer Identification No.)

2140 Lake Park Blvd. Richardson, Texas (Address of principal executive offices)	75080 (Zip Code)

Registrant’s telephone number, including area code: (972) 497-5000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

      On April 4, 2005 Lennox Hearth Products Inc., a subsidiary of Lennox International Inc., commenced plans to relocate its Whitfeld pellet stove and Lennox cast iron product lines from Burlington, Washington to a third party production facility in Juarez, Mexico due to competitive cost pressures. The company will discontinue the existing steel wood stove line manufactured in Burlington and close the facility. These actions are scheduled to be completed on or about June 3, 2005. The company expects that these actions will reduce costs and enhance profitability.

      In conjunction with these actions, the company currently expects to incur restructuring-related charges of approximately $3.5 million. Included in these charges are employee termination benefits of approximately $500,000, contract termination costs of approximately $1.7 million, and other exit costs of approximately $1.3 million. The above charges are expected to result in short-term cash outlays of approximately $2.2 million, long-term cash outlays of approximately $1.0 million and non-cash asset write-offs of approximately $300,000.

      This Form 8-K contains forward-looking statements which uses the phrases “currently expects” and “expected to”. Actual events or results may differ materially from those statements. For information about the factors that could cause such differences, please refer to the company’s Annual Report on Form 10-K for the year ended December 31, 2004.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LENNOX INTERNATIONAL INC.
Date: April 6, 2005	By:	/s/ Kenneth C. Fernandez
	Name:	Kenneth C. Fernandez
	Title:	Associate General Counsel

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